Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMC Entertainment Inc.:

We consent to the use of our report dated March 12, 2015 with respect to the consolidated balance sheets of AMC Entertainment Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity, and cash flows for the years ended December 31, 2014 and 2013, the period August 31, 2012 to December 31, 2012, and the 22-week period ended August 30, 2012, included in this registration statement on Form S-4 and to the reference to our firm under the heading “Experts” in the prospectus.  Our report dated March 12, 2015 contains an explanatory paragraph that states that the Company had a change of controlling ownership effective August 30, 2012, and as a result, the consolidated financial information after August 30, 2012 is presented on a different cost basis than that for the period before the change of control and, therefore, is not comparable.

/s/ KPMG LLP
Kansas City, Missouri
June 16, 2015